Securities and Exchange Commission
December 17, 2020

File No 024-11328
Decontaminate Inc

In response to your letter dated November 18, 2020, responses to your comments are listed below and corresponding files were uploaded through the Edgar system.

Managements Discussion and Analysis
1 Management expects to attract investors due to the companys unique products and services, patent applications and individuals that plan on working with the company after approval of our
Regulation A from the Securities and Exchange Commission.


Offering Statement and Attachments & Exhibits (Part II and III)
2A The reason the report was provided was due to SSARS Statement on Standards for
Accounting and Review?
2B Mr. Landau did in fact sign the report with a manual signature.
2C. I certify as per conversation with Mr. Burton that Mr. Steve Landau did sign our financial statements

3  Part II and III have been corrected match to financials

4 The Interim financial statements are up to September 30, 2020 and do not include year-end.
The fiscal year of the company is from January 1 to December 31. The footnote has been deleted.

5  The Preferred stock incorrectly stated has been revised.

Summary of Company information

6 Any highly magnified microscopic camera can see and detect most viruses including SCARS
(Covid19). Offering Circular has been revised.

7 Subscription agreement has been uploaded through Edgar. Regarding the legal opinion, according to SEC staff legal bulletin 19, When a U.S. corporation issues shares of capital stock in a registered offering, the Commissions rules require an opinion of counsel with respect to whether the securities will be, when sold: legally (or validly) issued; fully paid; and non-assessable? This will be provided in separate cover and uploaded to Edgar.


General

8  Minimum offering has been revised to reflect $5,000,000

9. Compensation and Security Ownership of management is listed in the management section of the offering circular. Security ownership is listed in the summary section as well as management section.

10 Signatures
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the
City of Tampa, State of Florida, on December 17, 2020.

/Keith Louis De Santo/